Exhibit 4.1
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.
SUPPLEMENTAL MANUFACTURING & INGREDIENTS, LLC
PROMISSORY NOTE
DATED: November __, 2009
DUE: June 30, 2010
FOR VALUE RECEIVED, Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (“Obligor”), promises to pay to the order of HealthSport, Inc. a Delaware corporation, or its registered assigns (“Holder”), the principal sum of Eight Million Dollars ($8,000,000.00).
This Promissory Note (“Note”) is being issued in connection with that certain Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) by and between Obligor and Holder, pursuant to which Obligor is purchasing from Holder shares of Holder’s authorized but unissued common stock.
Section 1. Interest. This Note shall bear interest at the annual rate of four percent (4%) per annum calculated on the basis of a 360 day year. Notwithstanding the foregoing, any payment which is not made when due shall bear interest at the rate of eight percent (8%) per annum, until repaid.
Section 2. Payments. Principal payments, together with all accrued and unpaid interest shall be payable as follows:
a)	$500,000 on or before November 15, 2009;

b)	$400,000 on or before December 31, 2009;

c)	$1,650,000 on or before February 28, 2010;

d)	$2,500,000 on or before April 30, 2010; and

e)	$2,950,000 on or before June 30, 2010.
All remaining principal and interest shall be due and payable on June 30, 2010 (the “Maturity Date”). Obligor shall have the right to prepay all or any portion of this Note at any time or from time to time prior to the Maturity Date. All payments pursuant to this Note shall be paid in lawful money of the United States at the principal office of Holder or at such other place as Holder may designate in writing.

Section 3. Security. Obligor’s repayment obligations under this Note are secured by the Stock Pledge Agreement of even date herewith (the “Pledge Agreement”) between Obligor and Holder, pursuant to which Obligor has pledged 53,333,334 shares of common stock pursuant to the terms of the Pledge Agreement.
Section 4. Default. Notwithstanding any other provision of this Note, the Holder shall have the right to demand, upon written notice to the Obligor, that the entire principal and unpaid accrued interest hereon immediately due and payable if:
a)	the Obligor fails to make any payment within four days of the date due hereunder and such failure continues for a period of ten days following notice of such failure;
b)	the Obligor breaches any material terms of the Stock Purchase Agreement or the Pledge Agreement and such breach continues for a period of ten days following notice of such breach; or
c)
the Obligor institutes proceedings to be adjudicated as bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Obligor, as applicable, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors.

Section 5. Setoff and Recoupment Rights. The Obligor hereby agrees that all payments to Holder will be made without condition or deduction for any counterclaim, defense, recoupment or setoff and further waives any rights it may have to assert any claim or defense of setoff or recoupment against Holder.
Section 6. Waiver of Demand, Presentment, Etc. The Obligor hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands (other than demand for payment) in connection with this Note. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Obligor therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.
Section 7. Limited Recourse Indebtedness. Notwithstanding any other provision of this Note, the Stock Purchase Agreement, the Pledge Agreement or any related agreement or document, Holder (and its successors and assigns) by acceptance of this Note agrees that (i) no action based on this Note other than a foreclosure action under the Pledge Agreement shall be brought against Obligor, its principals, members, officers, managers, employees, agents or other affiliates (collectively, the “Nonrecourse Parties”), (ii) in any action to foreclose the Security Interest (as defined in the Pledge Agreement), the Nonrecourse Parties shall not be liable for any deficiency between the amount due and payable under this Note and the proceeds of any foreclosure sale, and (iii) no deficiency or other money judgment (other than a foreclosure judgment) will be sought against one or more Nonrecourse Parties based upon a default under this Note.

Section 8. Assignment. This Note shall be binding upon and inure to the benefit of Obligor and Holder and their respective successors and assigns.
Section 9. Governing Law; Jurisdiction. THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Agreement. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Agreement to a court that has jurisdiction over the subject matter of such litigation and the parties to this Agreement.
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IN WITNESS WHEREOF, the Obligor has caused this Note to be executed effective as of the date and year first above written.

SUPPLEMENTAL MANUFACTURING AND INGREDIENTS, LLC.
By:
	Name:	Kevin Taheri
	Title:	Chief Executive Officer
The terms and conditions of this Note are accepted as of the date first set above.

HEALTHSPORT, INC.
By:
	Name:	M.E. “Hank” Durschlag
	Title:	Chief Executive Officer
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